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                                                                     EXHIBIT 4.2


                             COOPER INDUSTRIES, INC.
                                       AND
                            THE CHASE MANHATTAN BANK
                                   AS TRUSTEE



                          FIRST SUPPLEMENTAL INDENTURE
                        DATED AS OF ______________, 1999


                                   DEBENTURES
              SUPPLEMENT TO INDENTURE DATED AS OF JANUARY 15, 1990


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This FIRST SUPPLEMENTAL INDENTURE, dated as of ______________, 1999
("Supplemental Indenture"), is made and entered into between Cooper Industries, Inc., a corporation organized and existing under the laws of the State of Ohio, having its principal office at 600 Travis, Suite 5800, Houston, Texas 77002 (the "Company"), and The Chase Manhattan Bank, a New York corporation, as Trustee (the "Trustee").

WHEREAS, the Company entered into an Indenture dated as of January 15, 1990 (the "Indenture"), with The Chase Manhattan Bank (National Association), for the purpose of issuing its debentures, notes, bonds or other evidences of indebtedness (the "Debentures") in one or more series, unlimited as to aggregate principal amount and bearing such rates of interest, if any, maturing at such time or times and having such other designations as shall be fixed in accordance with the Indenture; and

WHEREAS, the Trustee is the successor by merger to The Chase Manhattan Bank (National Association) and has succeeded to all interests of such national association under the Indenture; and

WHEREAS, the Company proposes to issue a series of Debentures in the aggregate principal amount of up to five hundred million dollars ($500,000,000) (the "Fourth Series Notes") and to modify certain terms of the Indenture solely with respect to the Fourth Series Notes and any Debentures that the Company issues subsequent to the Fourth Series Notes (the "Subsequent Debentures"); and

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects permitted by the provisions of Section 11.01 of the Indenture; and

WHEREAS, all corporate and other action necessary to make this Supplemental Indenture a valid and binding agreement of the Company in accordance with its terms have been done.

NOW, THEREFORE, in consideration of the foregoing premises and the acceptance and purchase of the Fourth Series Notes by the holders thereof, it is mutually covenanted and agreed as follows:

SECTION 1. Section 5.05 of the Indenture is hereby amended, solely with respect to the Fourth Series Notes and any Subsequent Debentures, by deleting the phrase " . . .10% of Shareholders' Equity" in the first and the last sentences of
Section 5.05 and substituting therefor the phrase " . . .15% of Consolidated Tangible Assets."

SECTION 2. Section 5.06 of the Indenture is hereby amended, solely with respect to the Fourth Series Notes and any Subsequent Debentures, by deleting the phrase " . . .10% of Shareholders' Equity" in the first sentence of Section 5.06 and substituting therefor the phrase " . . .15% of Consolidated Tangible Assets."



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SECTION 3. The Indenture is hereby amended, solely with respect to the Fourth
Series Notes and any Subsequent Debentures, by adding to Section 1.01 thereof the following definitions in correct alphabetical order:

Consolidated Tangible Assets:

         The term "Consolidated Tangible Assets" means, as of any date, the total amount of assets of the Company and its Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding that date, as determined under generally accepted accounting principles, less: (a) Intangible Assets and (b) appropriate adjustments on account of minority interests of other persons holding equity investments in Subsidiaries, in the case of each of clauses (a) and (b) above as reflected on the consolidated balance sheet of the Company and its Subsidiaries as of the end of the fiscal quarter immediately preceding that date.

Intangible Assets:

         The term "Intangible Assets" means all goodwill, patents, trademarks, service marks, trade names, copyrights, and all other items that would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared under generally accepted accounting principles.

SECTION 4. The Indenture, as supplemented and amended by this Supplemental Indenture and all other supplemental indentures thereto, is in all respects ratified and confirmed, and the Indenture, the Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument; provided, however, that this Supplemental Indenture shall apply only to the Fourth Series Notes and any Subsequent Debentures.

SECTION 5. If and to the extent any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any provision of the Trust Indenture Act of 1939, such required provision shall control.

SECTION 6. In case any provision in this Supplemental Indenture or in the Debentures of any series shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions (or of the other series of Debentures) shall not in any way be affected or impaired thereby.

SECTION 7. If the provisions of the Fourth Series Notes or any series of the Subsequent Debentures issued hereunder are inconsistent or conflict with the provisions of this Supplemental Indenture, the provisions of the Fourth Series Notes or the Subsequent Debentures of such series shall be controlling with respect to such series.

SECTION 8. This Supplemental Indenture and each Debenture of any series shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the said State.




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SECTION 9. Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein that are defined in the Indenture shall remain as set forth therein.

SECTION 10. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.


COOPER INDUSTRIES, INC.                     THE CHASE MANHATTAN BANK,
                                            AS TRUSTEE



By:                                         By:
     ------------------------                    ------------------------------
                                                 Philbert J. Jones
Name:                                            Assistant Vice President
     ------------------------
Title:
      -----------------------

ATTEST:                                     ATTEST:



By:                                         By:
   --------------------------                  --------------------------------
Name:                                       Name:
     ------------------------                    ------------------------------

Title:                                      Title:
      -----------------------                     -----------------------------



(Corporate Seal)                            (Corporate Seal)



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